EXHIBIT 11

                                TRIBUNE COMPANY

                 STATEMENTS OF COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE
                    (In thousands, except per share amounts)

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
                                                                              First Quarter Ended
                                                                      ----------------------------------
BASIC                                                                 March 29, 1998      March 30, 1997
-----                                                                 --------------      --------------
   Net income                                                            $ 70,077            $ 64,505
   Preferred dividends, net of tax                                         (4,695)             (4,699)
                                                                         --------            --------

   Net income attributable to common shares                              $ 65,382            $ 59,806
                                                                         --------            --------

   Weighted average common shares outstanding                             122,574             122,546
                                                                         --------            --------

   Basic earnings per share                                              $    .53            $    .49
                                                                         ========            ========



DILUTED

   Net income                                                            $ 70,077            $ 64,505
   Additional ESOP contribution required assuming
     all preferred shares were converted, net of tax                       (3,197)             (3,288)
                                                                         --------            --------

   Adjusted net income                                                   $ 66,880            $ 61,217
                                                                         --------            --------

   Weighted average common shares outstanding                             122,574             122,546
   Assumed conversion of preferred shares into common shares               10,738              11,101
   Assumed exercise of stock options, net of common
     shares assumed repurchased with the proceeds                           1,840               1,148
                                                                         --------            --------

   Adjusted weighted average common shares outstanding                    135,152             134,795
                                                                         --------            --------

   Diluted earnings per share                                            $    .49            $    .45
                                                                         ========            ========

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